Exhibit 10.43

EMPLOYMENT AGREEMENT

     AGREEMENT made as of December 7, 2004, by and between Riggs Bank N.A. (the “Company”) and Robert L. Klivans (“Executive”).

     The parties hereto agree as follows:

1.	Employment.

(a)	General. Company hereby employs Executive, and Executive hereby accepts employment with Company, upon the terms and conditions set forth in this Agreement.

(b)	Term. Subject to the provisions hereof, Executive’s employment will run from the date hereof until March 27, 2005 (the “Term”), unless sooner terminated pursuant to Section 4 hereof. Prior to the expiration of the Term, the Chief Executive Officer of the Company, in its sole discretion, may elect to extend the Term up to six (6) times in one (1) month increments at the same base salary as provided in Section 3(a) by providing Executive with written notice of such election.

2.	Title and Responsibilities.

(a)	Position and Duties. Executive will report directly to the President and Chief Executive Officer and will also report sideways to the Chief Operating Officer and will perform duties consistent with his position and title as assigned to him by the Chief Executive Officer. Executive’s title will be Senior Vice President, Special Legal Projects. The Executive will have such authority and responsibility as determined by the Chief Executive Officer. The Executive hereby represents, warrants and covenants that he has signed the Company Code of Conduct and that he will perform his duties in accordance with the Company Code of Conduct.

(b)	Full Time. Executive will devote his full business time, attention and energy to the performance of his duties under this Agreement. Executive hereby represents, warrants and covenants that he shall be exclusively an employee of the Company and that he has no, and will not have during the Term, other employment, consulting, agency or fiduciary arrangement with any other entity or person, and holds no equity or other interest in any consultant, agent or affiliate of the Company.

3.	Compensation.

(a)	Base Salary. The Company will pay a base salary to Executive of no less than $ 9,615.38, payable in equal bi-weekly installments in accordance with the Company’s normal payroll practices. Except as provided in Section 3(c), Executive shall not be eligible for any bonus under this Agreement or otherwise during the Term.

(b)	Benefits. During the term of Executive’s employment, Executive will not be eligible for, or participate in, any of the Company’s health, welfare or pension plans or arrangements. During the term of Executive’s employment, the Company will provide paid parking at the Company or at a parking garage close to Executive’s work location. Executive will also be eligible for 10 days of vacation between October 2004 and March 2005, to be taken in accordance with the Company’s vacation policy.

(c)	Hiring Bonus. Executive will also receive a $20,000.00 sign-on bonus, subject to normal withholding, with his first paycheck in October. If Executive resigns prior to the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of July 16, 2004, between The PNC Financial Services Group, Inc. and Riggs National Corporation), the Executive must repay the $20,000 sign-on bonus to the Company. The Company may deduct such amount from Executive’s wages or any other amounts owed to Executive at the time of his resignation. The Executive must repay the remaining balance within 90 days of his resignation.

(d)	Relocation Package. During the term of Executive’s employment until the later of March 27, 2005 or the Effective Time, Executive will be provided with (i) temporary lodging and (ii) a travel allowance that will cover two trips per month for the Executive or the Executive’s spouse for travel between the Executive’s Newton, Massachusetts home and the Executive’s housing in the Washington Area.

4.	Termination of Employment.

(a)	Death. Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. The Chief Executive Officer may terminate Executive’s employment if he has been unable to perform his duties hereunder due to a physical or mental disability for a period of thirty (30) consecutive days and if he has not resumed the performance of such duties on a full-time basis within thirty (30) days after written notice from the Company of the Chief Executive Officer’s intent to terminate his employment due to disability.

(c)	Termination by the Chief Executive Officer For Cause. The Chief Executive Officer may terminate Executive’s employment hereunder for Cause, effective immediately, at any time. For this purpose, “Cause” means: (i) any willful failure or refusal by

Executive to carry out specific directions of the Chief Executive Officer consistent with the provisions hereof or to perform a material part of the duties assigned to him hereunder; (ii) any willful violation by Executive of any material provisions of this Agreement, which failure, refusal or violation is not remedied by Executive within thirty (30) days after written notice from the Chief Executive Officer; (iii) any commission by Executive of any act materially detrimental to the best interests of the Company or its affiliates and that constitutes on the part of Executive personal dishonesty, willful misconduct in clear conflict with reasonable standards of employee conduct, including a violation of the Company Code of Conduct; breach of fiduciary duty involving personal profit; any willful violation of any law, governmental rule or regulation (other than traffic violations or similar offenses), final cease and desist order, formal agreement or commitment enforceable in writing; or any act or conduct which for any reason would constitute grounds for suspension, bar or removal from office by any federal or state bank or securities regulatory agency under applicable law; (iv) any gross negligence by Executive in the performance of Executive’s duties; or (v) any failure to meet the performance expectations of the Company as reasonably set forth and determined by the Chief Executive Officer. The Chief Executive Officer shall be responsible for making any determinations of “Cause” for purposes of this Section 4(c).

(d)	Termination by the Chief Executive Officer Without Cause. The Chief Executive Officer may terminate Executive’s employment hereunder without Cause upon 30 days’ written notice to Executive. Executive shall continue to perform his job fully until such termination becomes effective and shall do nothing to damage the interest of the Company. Executive’s failure to perform his job fully prior to his termination of employment shall constitute grounds for immediate termination for Cause. Notwithstanding the foregoing, the Chief Executive Officer, in its sole discretion, may place the Executive on paid leave for all or part of such thirty (30) day notice period.

(e)	Resignation by Executive. Resignation shall require thirty (30) days’ written notice to the Chief Executive Officer. Executive shall continue to perform his job fully until such resignation becomes effective unless otherwise stipulated by the Chief Executive Officer in writing and shall do nothing to damage the interests of Company. Executive’s failure to provide adequate notice of resignation to the Chief Executive Officer, or to perform his job fully prior to his termination of employment, shall constitute grounds for immediate termination for Cause.

(f)	Termination Immediately Prior to the Effective Time. Executive’s employment shall automatically terminate immediately prior to the Effective Time.

(g)	Effect of Termination. The Executive shall only be entitled to severance benefits specified in this Section 4(g) and shall not be eligible for severance benefits under any plan, program or policy of the Company.

(1)	Death or Disability. If Executive’s employment terminates by reason of his death or disability, Executive, either directly or through his personal representative or estate (whichever the case may be), shall be entitled to amounts equal to the sum of the unpaid portion of Executive’s base salary until the end of the then existing Term, payable in equal bi-weekly installments pursuant to Section 3(a), subject to Section 5(h)).

(2)	Termination For Cause. If Executive’s employment is terminated by the Chief Executive Officer for Cause, then the Company shall have no obligation to make any further payments or provide any further benefits hereunder for any period subsequent to the date of such termination.

(3)	Termination without Cause. If Executive’s employment is terminated by the Chief Executive Officer without Cause, the Executive shall continue to be entitled to payment of his base salary until the end of the then existing Term, payable in equal bi-weekly installments pursuant to Section 3(a), subject to Sections 5(h) and 12.

(4)	Termination for Resignation. In the event Executive resigns from his position, then the Company shall have no obligation to make any further payments or provide any further benefits hereunder for any period subsequent to the date of such termination.

(5)	Termination upon Expiration of the Term. Upon the expiration of the then existing Term, the Company shall have no further obligations to Executive under this Agreement and any continuation of Executive’s employment shall be “at will”.

(6)	Termination Immediately Prior to the Effective Time. If Executive’s employment terminates pursuant to Section 4(f), the Executive shall continue to be entitled to payment of his base salary until the end of the then existing Term, payable in equal bi-weekly installments pursuant to Section 3(a), subject to Sections 5(h) and 12.

(h)	Condition. The Company shall not be required to make the payments and provide the benefits specified in this Section 4 unless Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in a form reasonably satisfactory to the Company and such agreement has become effective and irrevocable.

5.	Restrictive Covenants.

(a)	Confidential Information. Executive acknowledges that, during the course of his employment hereunder, he will have access to confidential information, documents and other materials relating to the Company and its affiliates which are not generally known to persons outside the Company (whether conceived or developed by Executive or others) and confidential information, documents and other materials entrusted to the Company and its affiliates by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, “Confidential Information”). Any Confidential Information conceived or developed by Executive during employment will be the exclusive property of the Company and its affiliates. Except as specifically authorized by the Company and its affiliates, Executive will not (during or after his employment hereunder) disclose Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (i) as may be legally required in response to any final and enforceable summons, order or subpoena issued by a court or governmental agency, upon reasonable prior notice to the Company of the proposed disclosure thereof, or (ii) such Confidential Information which is or becomes available to the general public through no act or failure to act by Executive.

(b)	Company Documents. Upon the termination of his employment for any reason, Executive will deliver to the Company all documents, data files and other tangible property containing Confidential Information which are then in his possession or control.

(c)	Nonsolicitation. During his employment and for a period of one (1) year after the Executive’s termination for any reason of his employment (including the expiration of the Term), Executive will not, directly or indirectly, solicit, induce or otherwise attempt to influence (i) any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith or (ii) any client of the Company for the purposes of providing products or services.

(d)	Remedies. Executive acknowledges and agrees that damages in an action at law for breach of any of the provisions of this Section 5 will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this Section 5, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

(e)	Survival. The obligations set forth in this Section 5 shall survive the termination of Executive’s employment for such periods as are specified.

(f)	Validity. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and, if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions imposed by this Section 5 are reasonable in both duration and scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g)	Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 3 or 4(g) would not have been promised in the absence of Executive’s promises under Section 5.

(h)	Cessation of Payments. In the event that Executive breaches Section 5(a), 5(b) or 5(c), the Company’s obligation to make or provide payments or benefits under Section 3 or 4(g) shall cease.

6.	Dispute Resolution.

(a)	All disputes arising out of or concerning the terms or conditions of employment of Executive by Company, including without being limited to any controversy or claim between Executive and Company arising out of or relating to this Agreement or any aspect of his employment with the Company or the termination of that employment, but excluding disputes which require injunctive or other equitable relief arising out of Section 5, shall be resolved timely and exclusively by final and binding arbitration, pursuant to the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, to be held in the Washington, D.C. metropolitan area, and such arbitration shall be the sole and exclusive forum for determination of any such dispute. Arbitration must be demanded within sixty (60) calendar days of the time when the demanding party knows or should have known of the event or events giving rise to the claim. Notwithstanding the foregoing, any disputes relating to or arising from the provisions of Section 5 of this Agreement shall not be arbitrated or otherwise subject to the requirements of this Section 6.

(b)	The parties stipulate that the decision of the arbitration with respect to any dispute within subsection (a) of this Section 6 shall be the sole and exclusive remedy. The parties hereby acknowledge that since arbitration is the exclusive remedy for any such dispute, neither party has the right to resort to any federal, state or local court or administrative agency for relief concerning any such dispute and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any such dispute which is arbitrable as set forth in subsection (a) of this Section 6.

(c)	The award of the arbitrator may be enforced by, and entered as a judgment in any local, state or federal court sitting in Washington, D.C. and shall be considered final, conclusive and binding.

(d)	The parties recognize that this Section 6 means that certain claims will be brought before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including without limitation, speed of resolution, lower costs and fees, and more flexible rules of evidence. The arbitrator or arbitrators duly selected pursuant to the Rules of the AAA shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have.

7.	Copyright.

In the event any work performed by Executive in his capacity as an employee of the Company is entitled to copyright or intellectual property protection, he agrees that such work will be deemed to be work for hire and the Company shall be the owner of the same, or, if such work cannot be deemed work for hire, he agrees to transfer all rights to such work to the Company or grant the Company an exclusive license to use such work, for $1.00.

8.	Notices.

Any notice under this Agreement must be in writing and will be deemed to have been given when personally delivered or mailed by first-class or express mail to the recipient as follows:

If to Executive:

at his primary residential address as shown on records with the Company.

If to the Company:

Riggs Bank N.A.
800 17th Street, N.W.
Washington, D.C. 20006
Attn: Lawrence Hebert

9.	Governing Law; Forum.

This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflicts of law provisions. Each of the parties irrevocably and unconditionally consents that any arbitration, suit, action or proceeding relating to or arising out of this Agreement shall be exclusively brought in a state or federal court sitting in the District of Columbia metropolitan area, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

COMPANY AND EXECUTIVE EXPRESSLY HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM OR PROCEEDING BASED UPON, OR RELATED TO, DIRECTLY OR INDIRECTLY, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

10.	Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

11.	Withholding.

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.	Certain Payments.

Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

13.	Successors and Assigns.

The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive, and his heirs and representatives. Any successor entity to the Company shall unconditionally assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.

14.	Complete Agreement.

The provisions of this Agreement supersede in their entirety any prior agreement, memorandum or understanding, and this Agreement constitutes the entire agreement between the parties, concerning the subject matter hereof. No amendment hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by the parties hereto, or their respective successors and legal representatives.

15.	Counterparts.

This Agreement may be executed in several counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

RIGGS BANK N.A.

/s/ Lawrence I. Hebert
Lawrence I. Hebert
President and CEO

/s/ Robert L. Klivans
Robert L. Klivans